Press Release

Basic Earth Updates Montana Horizontal Bakken Efforts

On Thursday July 23, 2009, 8:30 am EDT

DENVER--(BUSINESS WIRE)--BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC - News) reported, along with its partner XTO Energy Inc., that its new horizontal Bakken well in Richland County, Montana, the Halvorsen-State 31X-36, is now producing. During June 2009, the second full month of production, the well produced approximately 7,649 barrels of oil and 534 barrels of water or an average of 255 and 20 barrels per day, respectively. Compared to its initial production, this is an indication the well has started to stabilize and that stimulation fluid has been fully recovered. During the last six days of April, while the well was still recovering stimulation fluid, it produced 167 barrels of oil and 450 barrels of water or an average of 28 and 75 barrels per day, respectively. Basic has an approximate twenty-six percent working interest in the well, which is operated by XTO Energy Inc.

“Ray Singleton, President, said, “We are pleased with the results that appear to indicate success with our newest horizontal Bakken well. With oil prices rising from lows in December 2008, we are putting plans in place that are expected to show positive results for Basic Earth’s future growth. With our previously announced efforts on the Banks prospect in North Dakota plus a number of new projects we are evaluating, we are hoping to exceed the production levels and profitability we achieved in fiscal year 2009.”

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its Web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements include comments regarding production rates, future growth plans and financial results. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth’s filings with the Securities and Exchange Commission, including within the “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.